Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2018 Results

CHARLOTTE, NC, May 7, 2018--Capitala Finance Corp. (Nasdaq:CPTA) (“Capitala”, the “Company”, “we”, “us”, or “our”) today announced its financial results for the first quarter of 2018.

First Quarter Highlights

•	Net investment income of $4.4 million, or $0.28 per share
•	Net asset value per share of $13.66 at March 31, 2018, compared to $13.91 at December 31, 2017
•	Deployed $27.8 million during the quarter, $27.0 million of first lien debt and $0.8 million of equity. The debt investments made during the quarter had a weighted average yield of 10.8%

Management Commentary

In describing the Company’s first quarter results, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Operationally, our first quarter net investment income exceeded distributions, while NAV per share declined only slightly to $13.66 per share. All debt investments made during the quarter were senior debt structures, while 85% of all debt investments made over the last seven quarters were senior structures, thus validating the investment shift to less-risky and more senior debt focused investment strategy. We continue to build out our team of professionals, including the addition of a new partner who is opening a full service office in New York. Lastly, we recently announced the closing of a $1.0 billion pool of private capital, Capitala Specialty Lending Corp., which will significantly benefit the Company by providing substantial platform liquidity that allows the Company to be an active co-investor in new deals irrespective of liquidity limitations. Moreover, the Company benefits from the additional resources resulting from the growth of the investment adviser, including the addition of very talented seasoned professionals, the opening of new full service offices, and the upgrading of our investment adviser’s technology and software resources.”

First Quarter 2018 Financial Results

During the first quarter of 2018, the Company originated $27.8 million of new investments, and received $21.4 million of repayments. Debt investments represented 97% of first quarter investment activity, all of which were first lien structures. The weighted average annualized yield on the first quarter debt investments was 10.8%.

Total investment income was $12.6 million for the first quarter of 2018, compared to $14.8 million in the first quarter of 2017. Interest, fee and PIK income collectively were $1.8 million lower in the first quarter of 2018 compared to 2017, resulting from a decline in the Company’s investment portfolio and the impact of higher non-accrual balances. All other income decreased by $0.4 million from the comparable period.

Total expenses for the first quarter of 2018 were $8.1 million, compared to $8.6 million for the comparable period in 2017. The decrease of $0.5 million is attributable to (1) a decrease in interest and financing expenses of $0.3 million, (2) a decrease of $0.1 million in incentive fees, net of the waiver, and (3) a $0.1 million decrease in all other expenses.

Net investment income for the first quarter of 2018 was $4.4 million, or $0.28 per share, compared to $6.2 million, or $0.39 per share, for the same period in 2017.

Net realized losses totaled $3.9 million, or $0.24 per share, for the first quarter of 2018, compared to net gains of $4.8 million, or $0.31 per share, for the same period in 2017. During the quarter, the Company realized a loss related to American Exteriors, LLC ($4.6 million), partially offset by other gains totaling $0.7 million.

Net unrealized depreciation totaled $0.4 million, or $0.02 per share, for the first quarter of 2018, compared to depreciation of $6.2 million for the first quarter of 2017.

During the first quarter of 2018, the Company recorded a tax expense of $50 thousand primarily related to net income from our blocker corporation. There was no tax provision for the first quarter of 2017.

The net increase in net assets resulting from operations was $0.1 million for the first quarter of 2018, or $0.01 per share, compared to a net increase of $4.9 million, or $0.31 per share, for the same period in 2017.

Investment Portfolio

As of March 31, 2018, our portfolio consisted of 46 companies with a fair market value of $503.7 million and a cost basis of $469.2 million. First lien debt investments represented 51.0% of the portfolio, second lien debt investments represented 6.3% of the portfolio, subordinated debt investments represented 18.4% of the portfolio, and equity/warrant investments represented 24.3% of the portfolio, based on fair values at March 31, 2018. On a cost basis, equity investments comprised 12.0% of the portfolio at March 31, 2018. The weighted average yield on our debt portfolio was 12.0% at March 31, 2018, compared to 11.9% at December 31, 2017.

At March 31, 2018, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $20.2 million and $44.4 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 4.0% and 9.5%, respectively, of the portfolio at March 31, 2018. At December 31, 2017, the fair value of the non-accrual investments was $25.0 million, with a cost basis of $50.1 million.

Liquidity and Capital Resources

At March 31, 2018, the Company had $25.7 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.29%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At March 31, 2018, the Company had $12.0 million outstanding and $102.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%. The Company’s regulatory leverage ratio at March 31, 2018 was 0.64x, compared to 0.61x at December 31, 2017.

Subsequent Events

On April 2, 2018, the Company restructured its investment in Cedar Electronics Holdings Corp., exchanging its $21.6 million subordinated debt investment for 4,759,250 Class C Preferred Units, 16,562,190 Class D Preferred Units, and 19.04% of the Class E Common Units of Cedar Ultimate Parent, LLC.

First Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, May 8, 2018. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group’s managed funds have participated in over 145 transactions, representing over $1.4 billion of investments in a variety of industries throughout North America. Capitala’s approach to investing, whether in its growth fund strategy or its lower middle market credit strategy, has proven to be a reliable and attractive financing solution to our partners. Capitala Group manages both public capital

(Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V L.P.; CapitalSouth SBIC Fund IV, L.P.; and Capitala Specialty Lending Corp.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $278,716 and $298,132, respectively)	$271,092	$288,374
Affiliate investments (amortized cost of $99,167 and $77,336, respectively)	125,012	103,957
Control investments (amortized cost of $91,319 and $89,559, respectively)	107,618	107,608
Total investments at fair value (amortized cost of $469,202 and $465,027, respectively)	503,722	499,939
Cash and cash equivalents	25,720	31,221
Interest and dividend receivable	3,090	2,976
Due from related parties	-	95
Prepaid expenses	275	309
Other assets	57	55
Total assets	$532,864	$534,595

LIABILITIES
SBA debentures (net of deferred financing costs of $2,146 and $2,300, respectively)	$168,554	$168,400
2022 Notes (net of deferred financing costs of $2,371 and $2,496, respectively)	72,629	72,504
2022 Convertible Notes (net of deferred financing costs of $1,504 and $1,583, respectively)	50,584	50,505
Credit Facility (net of deferred financing costs of $1,186 and $1,293, respectively)	10,814	7,707
Management and incentive fee payable	2,446	2,172
Interest and financing fees payable	1,479	3,141
Trade settlement payable	-	175
Deferred tax liability, net	1,339	1,289
Written call option at fair value (proceeds of $20 and $20, respectively)	6,815	6,815
Total liabilities	$314,660	$312,708

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,974,218 and 15,951,231 common shares issued and outstanding, respectively	$160	$160
Additional paid in capital	241,191	241,027
Undistributed net investment income	16,304	15,854
Accumulated net realized losses from investments	(65,837)	(61,982)
Net unrealized appreciation on investments, net of deferred taxes	33,181	33,623
Net unrealized depreciation on written call option	(6,795)	(6,795)
Total net assets	$218,204	$221,887
Total liabilities and net assets	$532,864	$534,595

Net asset value per share	$13.66	$13.91

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$7,356	$9,638
Affiliate investments	1,941	1,044
Control investments	1,849	1,988
Total interest and fee income	11,146	12,670
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	705	1,178
Affiliate investments	486	231
Control investments	166	246
Total payment-in-kind interest and dividend income	1,357	1,655
Dividend income:
Non-control/non-affiliate investments	-	168
Affiliate investments	29	29
Control investments	25	280
Total dividend income	54	477
Interest income from cash and cash equivalents	15	13
Total investment income	12,572	14,815

EXPENSES
Interest and financing expenses	4,364	4,653
Base management fee	2,303	2,514
Incentive fees	244	1,308
General and administrative expenses	1,223	1,107
Expenses before incentive fee waiver	8,134	9,582
Incentive fee waiver	-	(958)
Total expenses, net of fee waivers	8,134	8,624

NET INVESTMENT INCOME	4,438	6,191

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) from investments:
Non-control/non-affiliate investments	(4,579)	4,831
Affiliate investments	724	15
Net realized gain (loss) from investments	(3,855)	4,846
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	2,134	(6,395)
Affiliate investments	(776)	225
Control investments	(1,750)	1,499
Net unrealized depreciation from investments	(392)	(4,671)
Net unrealized depreciation on written call option	-	(1,485)
Net loss on investments and written call option	(4,247)	(1,310)
Tax provision	(50)	-
Total net realized and unrealized loss on investments and written call option, net of taxes	(4,297)	(1,310)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$141	$4,881

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.01	$0.31

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	15,959,215	15,873,655

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.39